UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 20, 2024

TETRA Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13455	74-2148293
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices, and Zip Code)

(281) 367-1983
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TTI	New York Stock Exchange
Preferred Share Purchase Right	NA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 20, 2024, the Board of Directors (the “Board of Directors” or the “Board”) of TETRA Technologies, Inc. ("TETRA" or the "Company") increased the number of directors on the Company’s Board from eight to nine and in connection therewith appointed Angela D. John as a member of the Board. Ms. John will serve until the Company’s 2024 Annual Meeting of Stockholders or until her successor has been duly elected and qualified. Ms. John has also been appointed to the Audit Committee and the Nominating, Governance and Sustainability Committee of the Board, effective as of her appointment to the Board. The Board of Directors has determined that Ms. John is independent, as independence is defined in the listing standards of the New York Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended.

Ms. John, 53, has been providing advisory services in the energy industry, primarily focused on clean energy business development and commercialization strategies since October 2020. Ms. John was the director of innovation and strategy for New Energy Ventures with The Williams Companies, Inc. from January 2021 to September 2022. Prior to that Ms. John held a number of leadership roles within BP p.l.c. over a 27-year period, including Vice President, Marketing and Supply, NGLs, from 2009 to 2011, Senior Vice President Marketing and Origination, from 2011 to 2017, and most recently, from 2017 to September 2020, as Director of Structured Products where she focused on renewable fuels development. Ms. John has served on the board of Parkland Corporation since August 2021 and serves on its environmental, safety, and sustainability committee and its human resources and compensation committee. Ms. John earned a Master of Business Administration from Northwestern University’s Kellogg School of Management, and a Bachelor of Science in Chemical Engineering from the University of Houston. Ms. John has also earned an NACD Directorship Certification through the NACD Directorship Certification program and is in the process of completing certification requirements for the NACD CERT Certificate in Cyber-Risk Oversight.
Ms. John will receive compensation for her service as a director consistent with that of the Company’s other non-employee directors, generally as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 11, 2023 (the “Proxy Statement”). Upon her appointment, Ms. John was granted an award of restricted stock units under the TETRA Technologies, Inc. Second Amended and Restated 2018 Equity Incentive Plan consistent with the Company’s non-employee director compensation guidelines as described in the Proxy Statement.

There are no arrangements or understandings between Ms. John and any other person pursuant to which she was appointed as a director. Neither the Company nor the Board of Directors is aware of any transaction in which Ms. John has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Ms. John will be indemnified by the Company pursuant to the Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws for actions associated with being a director. In addition, the Company will enter into an indemnification agreement with Ms. John that will provide for indemnification to the fullest extent permitted under Delaware law. The indemnification agreement will provide for indemnification of expenses, liabilities, judgments, fines and amounts paid in settlement in connection with proceedings brought against Ms. John as a result of her service as a director. The indemnification agreement is substantially identical to the form of agreement executed by the Company’s other directors and executive officers.

In addition, Gina A. Luna, a current member of our Board of Directors, will let her current term expire to enable her to focus on her other commitments. She will remain on the Board until the end of her term at the 2024 annual meeting of stockholders and, as such, Ms. Luna is not standing for election at the 2024 annual meeting. The Board of Directors and management of the Company sincerely thank Ms. Luna for her dedicated service over the past five years. Ms. Luna did not have any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Item 7.01. Regulation FD.

A copy of the news release announcing the appointment of Ms. John is attached hereto as Exhibit 99.1.
The information furnished in this Item 7.01 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	News Release dated March 21, 2024, issued by TETRA Technologies, Inc.
10.1
Form of Indemnification Agreement for directors and executive officers of TETRA Technologies, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on November 12, 2008 (SEC File No. 001-13455)).

104	Cover Page Interactive Data File

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:	/s/Brady M. Murphy
Brady M. Murphy
President and
Chief Executive Officer

Date:	March 21, 2024
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